September 23, 2008

Securities and Exchange Commission

100 F. Street, N.E.

Washington, D.C. 20549

Re: BioMedical Technology Solutions Holdings, Inc. (formerly CET Services, Inc.)

We have read the statements made by BioMedical Technology Solutions Holdings, Inc., which were filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K. We agree with the statements made regarding our firm in such 8-K. We have no basis to agree or disagree with other statements made under Item 4.01.

/s/ GHP HORWATH, P.C.

Denver, Colorado

September 23, 2008